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                                                                    EXHIBIT 11.1

                                 COINSTAR, INC.
                       COMPUTATION OF EARNINGS PER SHARE

    Calculations of net loss per share are based on the following:

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                                                               NINE MONTHS ENDED           THREE MONTHS ENDED
                                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                                           --------------------------  --------------------------
                                                               1996          1997          1996          1997
                                                           ------------  ------------  ------------  ------------
Weighted average common shares outstanding...............       984,012     5,312,287       984,012    13,906,463
Effect of convertible preferred shares...................     8,988,964     6,058,499     8,988,964       293,119
Effect of stock warrants outstanding.....................       397,162             0       397,162             0
Effect of stock options outstanding......................        89,745             0        89,745             0
                                                           ------------  ------------  ------------  ------------
Weighted average common and equivalent shares
  outstanding............................................    10,459,883    11,370,787    10,459,883    14,199,582
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
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